    Exhibit 99.1

Lonestar Announces Third Quarter 2020 Results

Fort Worth, Texas, November 19, 2020 (Business Wire) - Lonestar Resources US Inc. (NASDAQ: LONE) (including its subsidiaries, “Lonestar,” “we,” “us,” “our” or the “Company”) today reported financial and operating results for the three months ended September 30, 2020.

HIGHLIGHTS
•Lonestar reported an 8% increase in net oil and gas production to 14,419 BOE/d during the three months ended September 30, 2020 (“3Q20”), compared to 13,339 BOE/d for the three months ended June 30, 2020 (“2Q20”). Production was comprised of 73% crude oil and NGL’s on an equivalent basis.
•Lonestar reported a net loss attributable to its common stockholders of $38.5 million during 3Q20 compared to a net loss of $42.9 million during 2Q20. Excluding, on a tax-adjusted basis, certain items that the Company does not view as either recurring or indicative of its ongoing financial performance, Lonestar’s adjusted net income for 3Q20 was $23.0 million. Most notable among these items include: a $48.4 million change in unrealized (non-cash) hedging loss on financial derivatives (‘mark-to-market’) and $12.4 million of non-recurring G&A expense related to restructuring expenses. Please see Non-GAAP Financial Measures at the end of this release for the definition of Adjusted Net Income (Loss), a reconciliation of net income (loss) before taxes to Adjusted Net Income (Loss), and the reasons for its use.
•Lonestar reported Adjusted EBITDAX for 3Q20 of $32.5 million. On a sequential basis, Adjusted EBITDAX remained flat due to stringent cost management and substantial hedging. Please see Non-GAAP Financial Measures at the end of this release for the definition of Adjusted EBITDAX, a reconciliation of net (loss) income attributable to common stockholders to Adjusted EBITDAX, and the reasons for its use.

OPERATIONAL UPDATE
•Production- Lonestar reported an 8% increase in net oil and gas production to 14,419 BOE/d during the three months ended September 30, 2020. 3Q20 production volumes consisted of 7,190 barrels of oil per day (50%), 3,325 barrels of NGLs per day (23%), and 23,424 Mcf of natural gas per day (27%). This increase was attributable to Q2 shut-ins and the Hawkeye 14H-16H coming online.
•Wellhead Pricing- Lonestar’s wellhead crude oil price realization was $37.08/Bbl, which reflects a discount of $3.86/Bbl vs. WTI. Lonestar’s realized NGL price was $10.47/Bbl, or 26% of WTI. Lonestar’s realized wellhead natural gas price was $2.03 per Mcf, reflecting a $0.03 premium to Henry Hub.
•Revenues- Wellhead revenues improved by $14.9 million to $32.1 million, or 86%, compared to the three months ended June 30, 2020 (“2Q20”), primarily driven by a 80% increase in oil price realizations and a 59% increase in NGL price realizations, partially offset by a 29% decrease in natural gas price realizations.

•Expenses- In response to the downturn in oil and gas prices in 2020, Lonestar has made an organization-wide effort to reduce operating costs, focused on a combination of streamlining internal processes and seeking cost reductions from its vendors and service providers. Those organizational expense reductions are beginning to be reflected in the Company’s financial results. In the third quarter of 2020, total cash expenses, which include the cash portions of lease operating, gathering, processing, transportation, production taxes, general & administrative and interest expenses were $35.0 million for 3Q20, which reflects a 58% increase compared to $22.1 million in 2Q20. On a per-unit basis total cash expenses for 3Q20 and 2Q20 were $26.42 and $17.60, respectively. Excluding the incremental professional fees of $12.4 million incurred related to our restructuring, total cash expenses were $22.6 million for 3Q20, representing a 2% increase from the previous quarter. On a per-unit basis, 3Q20 total cash expenses per BOE were reduced by 4%, from $17.60 / BOE in 2Q20 to $17.07 / BOE in 3Q20.
◦Lease Operating Expenses (“LOE”), excluding rig standby costs of $0.2 million, were $4.8 million for 3Q20, which was 18% higher than LOE of $4.0 million in 2Q20. On a unit-of-production basis, LOE per BOE increased 8% quarter over quarter to $3.59 per BOE in 3Q20. Increased LOE was driven entirely by the fact that Lonestar produced at 100% of capacity in 3Q20 after shutting in a substantial portion of its production in 2Q20.
◦Gathering, Processing & Transportation Expenses (“GP&T”) for 3Q20 were $1.9 million, which was 116% higher than the GP&T of $0.9 million in the three months ended 2Q20. On a unit-of-production basis, GP&T increased 98% quarter over quarter from $0.72 per BOE in 2Q20 to $1.43 per BOE in 3Q20.
◦Production and ad valorem taxes for 3Q20 were $2.0 million, which was 17% higher than production taxes of $1.7 million in 2Q20. On a unit-of-production basis, production and ad valorem taxes increased 6% quarter over quarter from $1.42 per BOE in 2Q20 to $1.50 per BOE in 3Q20. Increased production and ad valorem taxes were a function of higher wellhead revenues.
◦General & Administrative Expenses (“G&A”) in 3Q20 were $15.8 million vs. $5.9 million in 2Q20. The significant increase was primarily due to incremental professional fees incurred related to our restructuring, totaling $12.4 million for the quarter. Excluding stock-based compensation, on a unit-of-production basis, G&A per BOE increased 177% quarter over quarter from $4.87 per BOE in 2Q20 to $11.92 per BOE in 3Q20. Excluding professional fees of $12.4 million related to restructuring, G&A per BOE decreased 40% quarter over quarter from $4.87 per BOE in 2Q20 to $2.57 per BOE in 3Q20.
◦Interest expense was $11.4 million for 3Q20 vs. $10.5 million for 2Q20. Excluding amortization of debt issuance cost, premiums, and discounts, Interest expense increased 9% quarter over quarter from $9.9 million in 2Q20 to $10.8 million in 3Q20. On a unit-of-production basis, interest expense per BOE decreased 0.5% from $8.16 per BOE in 2Q20 to $8.12 per BOE in 3Q20.

EAGLE FORD SHALE TREND - WESTERN REGION
In our Western Region, production for 3Q20 averaged approximately 7,961 BOE per day, a 2% increase from 2Q20 production. Production consisted of 2,756 barrels of oil per day (35%), 2,367 barrels of NGL’s per day (30%) and 17,027 Mcf of natural gas per day (36%). The Western Region accounted for 55% of the Company’s production during the quarter. No new wells were completed during 3Q20. However, production increased in 3Q20 after the Company returned all of its wells to full production after shutting in certain wells during 2Q20 in reaction to historically low prices.

EAGLE FORD SHALE TREND - CENTRAL REGION
In our Central Region, 3Q20 production averaged approximately 6,242 BOE/d, a 18% increase compared to 2Q20 rates. Production consisted of 4,339 barrels of oil per day (70%), 893 barrels of NGL’s per day (14%), and 6,060 Mcf of natural gas per day (16%). The increase in production was largely driven by the shut-in of crude oil production volumes all of our wells in Gonzales, Karnes, Fayette and Lavaca Counties. The Central Region accounted for 43% of the Company’s production during the quarter.

In June, Lonestar began flowback operations on the Hawkeye #14H, Hawkeye #15H, and Hawkeye #16H. These recorded maximum rates over a 30-day period (“Max-30 rates”) of 1,461 BOE/d, 86% of which was crude oil. Now, through their first 120 days of production, these wells have produced an average of 111,000 barrels of crude oil.
◦Hawkeye #14H – With a 10,979’ perforated interval, the #14H recorded Max-30 rates of 1,186 Bbls/d oil, 87 Bbls/d of NGLs, and 625 Mcf/d, or 1,377 BOE/d on a three-stream basis and was achieved on a 30/64” choke. The #14H well has been onstream for more than 4 months now, and 120-day rates have averaged 868 Bbls/d oil, 49 Bbls/d of NGLs, and 353 Mcf/d, or 976 BOE/d on a three-stream basis.
◦Hawkeye #15H – With a 10,608’ perforated interval, the #14H recorded Max-30 rates 1,372 Bbls/d oil, 101 Bbls/d of NGLs, and 729 Mcf/d, or 1,595 BOE/d on a three-stream basis and was achieved on a 30/64” choke. The #15H has been onstream for more than 4 months now, and 120-day rates of 970 Bbls/d oil, 55 Bbls/d of NGLs, and 394 Mcf/d, or 1,090 BOE/d on a three-stream basis and was achieved on a 30/64” choke.
◦Hawkeye #16H – With a 9,885’ perforated interval, the #16H recorded Max-30 rates 1,217 Bbls/d oil, 88 Bbls/d of NGLs, and 635 Mcf/d, or 1,411 BOE/d on a three-stream basis and was achieved on a 30/64” choke. The #16H has been onstream for more than 4 months now, and 120-day rates of 958 Bbls/d oil, 53 Bbls/d of NGLs, and 381 Mcf/d, or 1,074 BOE/d on a three-stream basis and was achieved on a 30/64” choke.

The Company holds a 50% working interest (“WI”) / 38% net revenue interest (“NRI”) in these wells.

In July, the Company completed drilling operations on the Hawkeye #33H, Hawkeye #34H, and Hawkeye #35. These wells were drilled to total measured depths of 20,500, 20,358 feet, and 20,467, respectively, and are expected to have perforated intervals averaging approximately 10,800 feet. These wells are currently held in inventory as Drilled Uncompleted (DUC’s). Lonestar expects to hold a 50% WI / 37.5% NRI in these wells.

EAGLE FORD SHALE TREND - EASTERN REGION
In our Eastern Region, 3Q20 production averaged approximately 216 BOE/d, a 4% decrease over 2Q20 rates. Production consisted of 95 barrels of oil per day (44%), 65 barrels of NGL’s per day (30%), and 337 Mcf of natural gas per day (26%). The Eastern Region accounted for 2% of the Company’s production during the quarter.

ABOUT LONESTAR RESOURCES US INC.
Lonestar is an independent oil and natural gas company, focused on the development, production, and acquisition of unconventional oil, NGLs, and natural gas properties in the Eagle Ford Shale in Texas, where we have accumulated approximately 70,876 gross (51,484 net) acres in what we believe to be the formation’s crude oil and condensate windows, as of September 30, 2020. For more information, please visit www.lonestarresources.com.

Cautionary & Forward-Looking Statements
Lonestar Resources US Inc. cautions that this press release contains forward-looking statements, including, but not limited to; Lonestar’s execution of its growth strategies; growth in Lonestar’s leasehold, reserves and asset value; and Lonestar’s ability to create shareholder value. These statements involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: volatility of oil, natural gas and NGL prices, and potential write-down of the carrying values of crude oil and natural gas properties; inability to successfully replace proved producing reserves; substantial capital expenditures required for exploration, development and exploitation projects; potential liabilities resulting from operating hazards, natural disasters or other interruptions; risks related using the latest available horizontal drilling and completion techniques; uncertainties tied to lengthy period of development of identified drilling locations; unexpected delays and cost overrun related to the development of estimated proved undeveloped reserves; concentration risk related to properties, which are located primarily in the Eagle Ford Shale of South Texas; loss of lease on undeveloped leasehold acreage that may result from lack of development or commercialization; inaccuracies in assumptions made in estimating proved reserves; our limited control over activities in properties Lonestar does not operate; potential inconsistency between the present value of future net revenues from our proved reserves and the current market value of our estimated oil and natural gas reserves; risks related to derivative activities; losses resulting from title deficiencies; risks related to health, safety and environmental laws and regulations; additional regulation of hydraulic fracturing; reduced demand for crude oil, natural gas and NGLs resulting from conservation measures and technological advances; inability to acquire adequate supplies of water for our drilling operations or to dispose of or recycle the used water economically and in an environmentally safe manner; climate change laws and regulations restricting emissions of “greenhouse gases” that may increase operating costs and reduce demand for the crude oil and natural gas; fluctuations in the differential between benchmark prices of crude oil and natural gas and the reference or regional index price used to price actual crude oil and natural gas sales; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on April 13, 2020, as well as other documents that we may file from time to time with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Lonestar Resources US Inc. (Debtor-In-Possession)
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except par value and share)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$36,611	$3,137
Accounts receivable
Oil, natural gas liquid and natural gas sales	14,304	15,991
Joint interest owners and others, net	1,594	1,310
Derivative financial instruments	—	5,095
Prepaid expenses and other	9,936	2,208
Total current assets	62,445	27,741
Property and equipment
Oil and gas properties, using the successful efforts method of accounting
Proved properties	1,099,521	1,050,168
Unproved properties	77,367	76,462
Other property and equipment	21,914	21,401
Less accumulated depreciation, depletion, amortization and impairment	(723,351)	(464,671)
Property and equipment, net	475,451	683,360
Accounts receivable – related party	6,023	5,816
Derivative financial instruments	—	1,754
Other non-current assets	2,052	2,108
Total assets	$545,971	$720,779
Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$10	$33,355
Accounts payable – related party	—	189
Oil, natural gas liquid and natural gas sales payable	—	14,811
Accrued liabilities	429	26,905
Derivative financial instruments	—	8,564
Current maturities of long-term debt	285,000	247,000
Total current liabilities	285,439	330,824
Long-term liabilities
Long-term debt	8,781	255,068
Asset retirement obligations	7,583	7,055
Deferred tax liabilities, net	—	931
Warrant liability	—	129
Warrant liability – related party	—	235
Derivative financial instruments	—	1,898
Other non-current liabilities	—	3,752
Total long-term liabilities	16,364	269,068
Liabilities subject to compromise	309,193	—
Total liabilities	610,996	599,892
Commitments and contingencies
Stockholders' (deficit) equity
Class A voting common stock, $0.001 par value, 100,000,000 shares authorized, 25,375,314 and 24,945,594 shares issued and outstanding, respectively	142,655	142,655
Series A-1 convertible participating preferred stock, $0.001 par value, 104,893 and 100,328 shares issued and outstanding, respectively	—	—
Additional paid-in capital	176,012	175,738
Accumulated deficit	(383,692)	(197,506)
Total stockholders' (deficit) equity	(65,025)	120,887
Total liabilities and stockholders' (deficit) equity	$545,971	$720,779
See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

Lonestar Resources US Inc. (Debtor-In-Possession)
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Oil sales	$24,524	$42,187	$66,510	$120,496
Natural gas liquid sales	3,202	3,439	7,565	10,381
Natural gas sales	4,383	7,519	12,285	15,224
Total revenues	32,109	53,145	86,360	146,101
Expenses
Lease operating	4,763	8,948	16,430	23,472
Gas gathering, processing and transportation	1,891	1,107	4,916	3,223
Production and ad valorem taxes	1,994	3,017	6,084	8,126
Depreciation, depletion and amortization	18,256	24,635	59,184	64,120
Loss on sale and disposal of oil and gas properties	—	483	1,254	33,530
Impairment of oil and gas properties	—	—	199,908	—
General and administrative	15,808	4,124	24,664	12,345
Other expense (income)	121	(2)	(15)	(4)
Total expenses	42,833	42,312	312,425	144,812
(Loss) income from operations	(10,724)	10,833	(226,065)	1,289
Other (expense) income
Interest expense	(11,399)	(11,295)	(33,521)	(32,730)
Change in fair value of warrants	—	(100)	363	594
(Loss) gain on derivative financial instruments	(9,656)	21,546	70,373	(5,177)
Reorganization items, net	(3,072)	—	(3,072)	—
Total other (expense) income	(24,127)	10,151	34,143	(37,313)
(Loss) income before income taxes	(34,851)	20,984	(191,922)	(36,024)
Income tax benefit (expense)	49	(4,767)	5,736	6,966
Net (loss) income	(34,802)	16,217	(186,186)	(29,058)
Preferred stock dividends	—	(2,159)	(4,566)	(6,336)
Undeclared cumulative preferred stock dividends	(3,671)	—	(3,671)	—
Net (loss) income attributable to common stockholders	$(38,473)	$14,058	$(194,423)	$(35,394)

Net (loss) income per common share
Basic	$(1.52)	$0.34	$(7.70)	$(1.42)
Diluted	$(1.52)	$0.33	$(7.70)	$(1.42)

Weighted average common shares outstanding
Basic	25,361,361	24,933,853	25,238,972	24,852,994
Diluted	25,361,361	25,331,810	25,238,972	24,852,994
See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Lonestar Resources US Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(186,186)	$(29,058)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	59,184	64,120
Stock-based compensation	(2,001)	1,294
Deferred taxes	(931)	(6,983)
(Gain) loss on derivative financial instruments	(70,373)	5,177
Settlements of derivative financial instruments	66,761	(3,858)
Non-cash reorganization items	3,072	—
Impairment of oil and natural gas properties	199,908	—
Loss (gain) on disposal of property and equipment	83	(17)
Loss on sale of oil and gas properties	1,254	33,530
Non-cash interest expense	2,002	1,822
Change in fair value of warrants	(363)	(594)
Changes in operating assets and liabilities:
Accounts receivable	(5,413)	(8,330)
Prepaid expenses and other assets	(2,004)	(1,102)
Accounts payable and accrued expenses	17,738	(3,128)
Net cash provided by operating activities	82,731	52,873

Cash flows from investing activities
Acquisition of oil and gas properties	(2,186)	(5,239)
Development of oil and gas properties	(97,973)	(119,273)
Proceeds from sale of oil and gas properties	11,913	11,470
Purchases of other property and equipment	(1,014)	(3,527)
Net cash used in investing activities	(89,260)	(116,569)

Cash flows from financing activities
Proceeds from borrowings	48,157	114,000
Payments on borrowings	(8,154)	(52,218)
Net cash provided by financing activities	40,003	61,782
Net increase (decrease) in cash and cash equivalents	33,474	(1,914)
Cash and cash equivalents, beginning of the period	3,137	5,355
Cash and cash equivalents, end of the period	$36,611	$3,441

Supplemental information:
Cash paid for interest	$23,831	$28,125
Non-cash investing and financing activities:
Undeclared cumulative dividends on preferred stock	$3,671	$—
Change in asset retirement obligation	272	(292)
Change in liabilities for capital expenditures	(37,269)	9,098

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

NON-GAAP FINANCIAL MEASURES (Unaudited)
Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX
Adjusted EBITDAX is not a measure of net income as determined by GAAP. Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as net (loss) income attributable to common stockholders before depreciation, depletion, amortization and accretion, exploration costs, non-recurring costs, loss (gain) on sales of oil and natural gas properties, impairment of oil and gas properties, stock-based compensation, interest expense, income tax (benefit) expense, rig standby expense, other income (expense), unrealized (gain) loss on derivative financial instruments and unrealized (gain) loss on warrants.

Management believes Adjusted EBITDAX provides useful information to investors because it assists investors in the evaluation of the Company’s operating performance and comparison of the results of the Company’s operations from period to period without regard to its financing methods or capital structure. The Company excludes the items listed above from net (loss) income attributable to common stockholders in arriving at Adjusted EBITDAX to eliminate the impact of certain non-cash items or because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net (loss) income attributable to common stockholders as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. The Company’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to the GAAP financial measure of net (loss) income attributable to common stockholders for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2020	2019	2020	2019
Net (loss) income attributable to common stockholders	$(38,473)	$14,058	$(194,423)	$(35,394)
Income tax (benefit) expense	(49)	4,767	5,736	(6,966)
Interest expense(1)	15,070	13,454	41,758	39,066
Exploration expense	—	—	—	190
Depreciation, depletion and amortization	18,256	24,635	59,184	64,120
EBITDAX	(5,196)	56,914	(87,745)	61,016
Rig standby expense	183	135	617	552
Non-recurring costs(2)	12,400	—	14,280	—
Stock-based compensation	—	942	(1,729)	1,970
Loss on sale of oil and gas properties	—	483	1,254	33,530
Impairment of oil and gas properties	—	—	199,908	—
Reorganization Items	3,072	—	3,072	—
Unrealized loss (gain) on derivative financial instruments	48,354	(22,098)	(2,439)	(349)
Realized gain on derivative financial instruments(3)	(26,474)	—	(26,474)	—
Unrealized loss (gain) on warrants	—	100	(363)	(593)
Other expense (income)	117	576	(48)	1,435
Adjusted EBITDAX	$32,456	$37,052	$100,333	$97,561

(1) Interest expense also includes paid and undeclared dividends on Series A Preferred Stock
(2) Non-recurring professional fees
(3) Represents realized gains for hedges terminated in September 2020 that originally would have settled subsequent to period end.

Adjusted Net Income (Loss)
Adjusted net income (loss) comparable to analysts’ estimates as set forth in this release represents income or loss before income taxes adjusted for certain non-cash items (detailed in the accompanying table) less income taxes. We believe adjusted net (loss) income is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.

The following table presents a reconciliation of adjusted net (loss) income to the GAAP financial measure of net income (loss) before taxes for each of the periods indicated.

Lonestar Resources US Inc.
Unaudited Reconciliation of (Loss) Income Before Taxes As Reported To Income (Loss) Before Taxes Excluding Certain Items, a non-GAAP measure (Adjusted Net Income (Loss))

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2020	2019	2020	2019
(Loss) income before income taxes, as reported	$(34,851)	$20,984	$(191,922)	$(36,024)
Adjustments for special items:
Impairment of oil and gas properties	—	—	199,908	—
General & administrative non-recurring costs	—	—	—	960
Rig standby expense	183	135	617	552
Non-recurring costs	12,400	—	14,280	670
Unrealized hedging loss (gain)	48,354	(22,098)	(2,439)	(349)
Reorganization Items	3,072	—	3,072	—
Loss on sale of oil and gas properties	—	483	1,254	33,530
Stock based compensation	—	942	(1,729)	1,970
Income (loss) before income taxes, as adjusted	$29,158	$446	$23,041	$1,309

Income tax expense, as adjusted
Deferred(1)	(6,123)	(93)	(4,839)	(273)
Net income excluding certain items, a non-GAAP measure	23,035	353	18,202	1,036

Preferred stock dividends	—	(2,159)	(4,565)	(6,336)
Net Income (loss) excluding certain items, a non-GAAP measure	$23,035	$(1,806)	$13,637	$(5,300)
(1) Effective tax rate for 2020 and 2019 is estimated to be approximately 21%.

RESULTS OF OPERATIONS
Certain of our operating results and statistics for the three and nine months ended September 30, 2020 and 2019 are summarized below:

In thousands, except per share and unit data	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating Results
Net (loss) income attributable to common stockholders	$(38,473)	$14,058	$(194,423)	$(35,394)
Net (loss) income per common share – basic(1)	(1.52)	0.34	(7.70)	(1.42)
Net (loss) income per common share – diluted(1)	(1.52)	0.33	(7.70)	(1.42)
Net cash provided by operating activities	52,320	14,686	82,731	52,873
Revenues
Oil	$24,524	$42,187	$66,510	$120,496
NGLs	3,202	3,439	7,565	10,381
Natural gas	4,383	7,519	12,285	15,224
Total revenues	$32,109	$53,145	$86,360	$146,101
Total production volumes by product
Oil (Bbls)	661,465	725,405	1,899,145	2,024,862
NGLs (Bbls)	305,920	387,256	876,853	868,811
Natural gas (Mcf)	2,154,969	3,313,757	6,468,594	6,210,617
Total barrels of oil equivalent (6:1)	1,326,547	1,664,954	3,854,097	3,928,776
Daily production volumes by product
Oil (Bbls/d)	7,190	7,885	6,931	7,417
NGLs (Bbls/d)	3,325	4,209	3,200	3,182
Natural gas (Mcf/d)	23,424	36,019	23,608	22,750
Total barrels of oil equivalent (BOE/d)	14,419	18,097	14,066	14,391
Average realized prices
Oil ($ per Bbl)	$37.08	$58.16	$35.02	$59.51
NGLs ($ per Bbl)	10.47	8.88	8.63	11.95
Natural gas ($ per Mcf)	2.03	2.27	1.90	2.45
Total oil equivalent, excluding the effect from commodity derivatives ($ per BOE)	24.20	31.92	22.41	37.19
Oil equivalent price impact of settled hedges ($ per BOE)	33.23	(0.33)	19.04	(1.41)
Total oil equivalent, including the effect from commodity derivatives ($ per BOE)	57.43	31.59	41.45	35.78
Operating and other expenses
Lease operating	$4,763	$8,948	$16,430	$23,472
Gas gathering, processing and transportation	1,891	1,107	4,916	3,223
Production and ad valorem taxes	1,994	3,017	6,084	8,126
Depreciation, depletion and amortization	18,256	24,635	59,184	64,120
General and administrative	15,808	4,124	24,664	12,345
Interest expense	11,399	11,295	33,521	32,730
Operating and other expenses per BOE
Lease operating	$3.59	$5.37	$4.26	$5.97
Gas gathering, processing and transportation	1.43	0.66	1.28	0.82
Production and ad valorem taxes	1.50	1.81	1.58	2.07
Depreciation, depletion and amortization	13.76	14.80	15.36	16.32
General and administrative	11.92	2.48	6.40	3.14
Interest expense	8.59	6.78	8.70	8.33
(1)General and administrative expenses include stock-based compensation
(2)Interest expense includes amortization of debt issuance cost, premiums, and discounts